CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated March 1, 2022 on the financial statements and financial highlights of the AAM/Phocas Real Estate Fund, a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2021 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 25, 2022